ACCOUNTANTS+ AO\, SORS

ROSENBERG RICH BAKER BERMAN, P.A.	www.rrbb.com

265 Davidson Avenue, Suire 210 • Somerset, NJ 08873-4120 • Phone 908-231-1000 • Fax 908-231-6894

111 Dunnell Road, Suire I 00 • Maplewood, NJ 07040 • Phone 973-763-6363 • Fax 973-763-4430

Exhibit 16.1

July 25, 2024

Securities and Exchange Commission

I 00 F Street N.E.

Washington, D.C. 20549

We have read Item 4.0 I of Form 8-K of ADM Tronics Unlimited, Inc. dated July 25, 2024, and are in agreement with the statements as they relate to our Firm contained therein. We have no basis to agree or disagree with the other statements contained therein.

"RRBB" is che brand name under which Rosenberg Rich Baker Berman. PA and RRBB Advisor,. LLC. and iu subsidiary cn1i1ics. including CFO Financial Parmer, LLC, provide profmional services. Rosenberg Rich Baker Berman, P.A. and RRBB Advisors. LLC (and its subsidiary entities) praccicc as an alternative praccicc scrucrnre in accordance wirh che AICPA Code of Professional Conduct and applicable laws. regulations, and professional standarck Rosenberg Rich Baker Berman, P.A. is a licensed independent CPA firm that provides attest services 10 its cliems, and RRBB Advisors. LLC, and its subsidiary entities provide tax and business comultingrviccs to their clients. RRBB Advisors, LLC. and its subsidiary entities arc- not licensed CPA firms.